Exhibit 99.7

February 1, 2018

BY EMAIL

United States Securities and Exchange Commission

Division of Corporation Finance

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-6010

Re:	Jinxuan Coking Coal Limited Request for Waiver and Representation under Item 8.A.4 of Form 20-F Filed on January 30, 2018 CIK No. 0001715194; File No. 333-222784

Ladies and Gentlemen:

I am the Chief Executive Officer of Jinxuan Coking Coal Limited (the “Company”), a foreign private issuer organized under the laws of the Cayman Islands. We are submitting this letter to the Securities Exchange Commission (the “Commission”) in connection with the Company’s registration statement on Form F-1, initially filed on January 30, 2018 (the “Registration Statement”) relating to a proposed initial public offering (the “IPO”) and listing in the United States of the Company’s ordinary shares.

At the time of the initial confidential submission on September 8, 2017 the Company’s Registration Statement satisfied Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-l, because it contained audited financial statements for the two years ended December 31, 2015 and 2016, and at the time of the second confidential submission on October 31, 2017, the Company’s Registration Statement satisfied Item 8.A.4 of Form 20-F, because it contained audited financial statements for the two years ended December 31, 2015 and 2016 and unaudited financial statements for the six months ended June 30, 2017 and 2016, in each case prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). However, due to the fact that our Company is a foreign private issuer and we are currently working diligently to prepare our financial statements for our Form 20-F, due in April, it would cause a significant delay if the Commission required our Company to prepare the audited financial statements prior to this date. In light of the fact that our financial statements were in accordance with Item 8.A.4 of Form 20-F at the time of each confidential submission, we believe that a waiver request should be granted.

Instruction 2 to Item 8.A.4 of Form 20-F provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also Division of Corporation Finance, Financial Reporting Manual, and Section 6220.3.

We hereby respectfully request that the Staff waive the requirement of Item 8.A.4 of Form 20-F applicable to the Registration Statement. In connection with this request, the Company represents to the Staff that:

1.	The Company is not currently a public company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States, including the Cayman Islands (its jurisdiction of incorporation), to have audited financial statements as of a date not older than 12 months from the date of filing a Registration Statement.

3.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2017, will be available until April 2018.

Please do not hesitate to contact me by telephone at + 86 – 351 – 7020402 with any questions or comments regarding this correspondence.

Very truly yours, Jinxuan Coking Coal Limited

/s/ Xiangyang Guo

Xiangyang Guo
Chaiman, Director and Chief Executive Officer